                                                                      EXHIBIT 12

                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (In thousands, except ratios)


                                                        Year Ended June 30,
                                       -----------------------------------------------------
                                          1997       1996       1995       1994       1993
                                       --------    --------   --------   --------   --------

Earnings:
  Earnings (loss) from continuing
    operations before income taxes      $62,009    ($11,924)   $43,832    $26,186    $24,798

Add:
  Fixed charges                          54,388      54,292     48,226     34,891     24,751
  Amortization of capitalized interest
    in costs and expenses                49,457      42,354     31,205     18,003     14,513

Deduct:
  Interest capitalized                  (51,917)    (52,022)   (46,641)   (33,677)   (23,653)
                                       --------    --------   --------   --------   --------

Earnings, as adjusted                  $113,937     $32,700    $76,622    $45,403    $40,409
                                       ========    ========   ========   ========   ========


Fixed charges:
  Interest incurred and amortization
    of deferred financing costs         $51,917     $52,022    $46,641    $33,677    $23,653

  Interest expense component of rent
    expense                               2,471       2,270      1,585      1,214      1,098
                                       --------    --------   --------   --------   --------
Total fixed charges                     $54,388     $54,292    $48,226    $34,891    $24,751
                                       ========    ========   ========   ========   ========

Ratio of earnings to fixed charges         2.09x         (1)      1.59x      1.30x      1.63x
                                       ========    ========   ========   ========   ========

(1) Earnings were inadequate to cover fixed charges by $21.6 million.
